January 4, 2016

James C. Borel
1012 Wylie Road
West Chester, PA 19382

Dear Jim:

This is to confirm our agreement regarding your departure from E. I. du Pont de Nemours and Company (“DuPont”) and its subsidiaries and affiliates (together with DuPont, the “Company Group”). In consideration of the mutual promises and undertakings set forth herein, and other good and valuable consideration, we have agreed as follows:

1.
You will remain an employee of a member of the Company Group through March 31, 2016 (“Date of Termination”). You will report to work on your customary basis through January 4. 2016. After January 4, 2016, you will no longer come to your office.

2.	DuPont agrees to provide to you the payments and distributions described in Exhibit “A” attached hereto, which is made a part hereof.

3.
Except as otherwise provided herein, this agreement does not affect in any way your rights under any benefit plans of the Company Group in which you participate, and your rights under those plans will be governed by the terms thereof.

4.
You will be eligible for a non-prorated 2015 STIP award, payable in February 2016, based on final company and individual performance. You will also be entitled to a pro-rated short-term incentive award for services performed during 2016 as described in Exhibit A hereto.

5.	You will not be eligible to receive a 2016 long-term incentive grant.

6.
Provided that you execute a release of claims in the form attached at Exhibit C hereto on or within forty-five (45) days following your Date of Termination (and do not subsequently revoke your consent to such release pursuant to the terms thereof), and subject to your compliance with the terms of this agreement, in the event that the transactions contemplated by the Agreement and Plan of Merger by and among The Dow Chemical Company, Diamond-Orion Holding, Inc., Diamond Merger Sub, Inc., Orion Merger Sub, Inc. and DuPont dated as of December 11, 2015 (as it may be amended from time to time, the “Merger Agreement”) are consummated on or before February 28, 2018, you will be entitled to certain additional compensation and benefits as described in Exhibit “B” attached hereto, which is made a part hereof.

7.
Unless you first obtain DuPont’s written consent, you will not disclose or use at any time any trade secret, technical or nontechnical confidential information of the Company Group of which you become aware either before or after your departure from DuPont, except where such disclosure is required by law.

8.
For a period of one year following the termination of your employment, you will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, any employee of the Company Group who possesses confidential information of the Company to terminate his or her employment with the Company and/or to seek employment with you or your new or prospective employer.

9.
For a period of one year following the termination of your employment, you will not engage in activities which are entirely or in part the same as or similar to activities in which you engaged at any time during the two years preceding termination of your employment with the Company Group for any person, company or entity in connection with products or services (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products or services (existing or planned) on which you worked at any time during the two years preceding termination of your employment.

10.
You agree not to make any statements that are public, or likely to become public, disparaging the Company Group, their products or services, or their officers, directors or managers. DuPont agrees that it will use reasonable efforts to ensure its officers, directors or managers do not make any statements that are public, or likely to become public, disparaging you.

11.
You waive, release and forever discharge the Company Group and their officers, directors, agents and employees, and its and their successors, assigns, heirs, executors and administrators, in their individual and representative capacities, from any and all current common law or statutory claims or causes of action relating to your employment or your departure, including, but not limited to, claims relating to local, state or federal anti-discrimination statutes, specifically including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, specifically including the Older Worker Benefit Protection Act; the Americans with Disabilities Act; the Sarbanes-Oxley Act of 2002, as amended; the Delaware Discrimination in Employment Act; the Delaware Handicapped Persons Protections Act; and the Delaware Whistleblowers’ Protection Act. Nothing in this agreement shall be construed to prohibit you from filing a charge with or participating in an investigation of the Equal Employment Opportunity Commission or a comparable state or local agency; provided, you agree that you waive your right to recover monetary damages in any proceeding relating to the matters released in this paragraph 11.

12.
Your release, as indicated by your signature, is tendered voluntarily and independently. You acknowledge that DuPont has advised you, and you have been given the opportunity to discuss this release and this offer of consideration with counsel of your choice prior to your execution of this agreement. This agreement is being offered to you in connection with an exit incentive or other termination program. In accordance with 29 C.F.R. § 1625.22, attached hereto as Attachment 1 is a listing of the ages and job titles of persons who were selected for this exit incentive or other termination program and persons in the same decisional unit who were not selected for this exit incentive or other termination program. You understand that no promise, inducement or agreement has been offered to you except as provided in this agreement. You agree that in making your decision whether to enter into this agreement, you have relied on only the information contained in this agreement, and that you have not relied on extrinsic information in making your decision. DuPont does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from this agreement. You should consult with professional tax advisors to determine the tax consequences of this agreement. This agreement constitutes the entire agreement between you and DuPont, and any prior agreements, oral or in writing, are invalid upon execution of this document with the express exception of your Employee Agreement, which remains in full force and effect.

13.
You have forty-five (45) days to consider whether to accept this agreement. Whenever you sign the agreement, you will have up to seven (7) days after signing it within which you may revoke your acceptance by notifying us in writing at the following:

Kim Wallenhorst
Director, Human Resources
974 Centre Road
Wilmington, DE 19805

14.	The invalidity or unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of this agreement.

15.	This agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

16.	This agreement may be modified only in a writing signed by both parties.

17.
This agreement shall not become effective or enforceable until the eighth (8th) day after you sign it, provided you have not earlier revoked the agreement pursuant to paragraph 13 above. If you do not sign this agreement, or in the event of such revocation, except for compensation and benefits to which you are already entitled (including benefits under the Career Transition Financial Assistance Plan, accrued salary, accrued but unpaid vacation, COBRA coverage and vested and accrued retirement benefits) or to the extent otherwise required by applicable law, you will not be entitled to the compensation and benefits described in Exhibit A or B hereto. Moreover, unless, not later than forty-five (45) days following your Date of Termination, you execute, and do not subsequently revoke in accordance therewith, a release in the form attached hereto as Exhibit C, you will not be eligible for the compensation and benefits described in Exhibit B hereto pursuant to paragraph 6 above.

Please contact Kim Wallenhorst, Director, Human Resources, if you have any questions.

You should acknowledge your agreement to the foregoing by signing and dating this letter in the space provided below and returning it to me.

We wish you the very best in your future endeavors.

Respectfully yours,

Benito Cachinero
SVP Human Resources

ACKNOWLEDGED AND AGREED:

/s/ James C. Borel______________
Employee Signature

James C. Borel_________________
Printed Name

January 18, 2016_______________
Date

EXHIBIT “A”

James C. Borel

Separation Date	March 31, 2016

Career Transition Financial Assistance Plan (CTFAP)	Eligible for 12 months base pay, plus 12 months STIP (“CTFAP Benefit”). Payments made monthly.

2016 Short-Term Incentive
Eligible for pro-rated 2016 STIP award. Award will be prorated 3 months based on 100% of base salary; final award determination will be based on corporate performance. (together with the CTFAP Benefit, “Other Severance”)

Long-Term Incentives	In accordance with Award Terms of applicable plan(s), subject to paragraph 6 of the letter of which this Exhibit A is a part.

Health Care
Health care coverage will continue through your date of separation. After separation, retirement-eligible employees begin participating in the Medical Care Assistance Program and the Dental Assistance Plan, which are the DuPont medical and dental plans for retirees. Your coverage continues at the same coverage level that you elected as an active employee. For pre-Medicare retirees and dependents, your coverage is through DuPont and you pay the active employee premium for the first 12 months. Medicare-eligible retirees and dependents receive a Health Reimbursement Arrangement account, as described in the Medical Care Assistance Program summary plan description.

Vacation Payment	DuPont will pay you any remaining 2016 vacation and any banked vacation related to prior years’ service.

DuPont Savings and Investment Plan (including restoration plans)	Entitled to any balances in DuPont Savings and Investment Plan and associated restoration plan.

Deferred Compensation	Entitled to any balances in the deferred compensation accounts. Account balance will be paid out in accordance with the terms of the plan.

Taxes	Applicable taxes will be withheld from all payments and distributions.

Outplacement Assistance	Ninety days of outplacement assistance will be provided through Right Associates.

Educational Training Allowance	Entitled to $5,000 allowance for educational training over a two-year period.

Ayco Financial Counseling
Your participation in DuPont’s Executive Financial Counseling Program through The Ayco Company will continue through your date of separation.  You may continue to participate in the program up to one-year following your separation.  As a participant your income will be imputed accordingly and will be included in your gross income and subject to all applicable tax withholdings.

EXHIBIT “B”

James C. Borel

Additional Cash Severance

Within sixty (60) business days following the closing of the transactions contemplated by the Merger Agreement, DuPont shall provide you with a lump-sum cash payment equal
(i)the product of the Base Severance Payment and two; plus

(ii)the product of (A) the Target Annual Bonus and (B) a fraction, the numerator of which is the number of days elapsed in the calendar year in which occurs the Date of Termination, through and including the Date of Termination, and the denominator of which is 365; less

(iii)Other Severance

For purposes of this Exhibit B the following definitions shall apply:

"Base Salary" shall mean your annual base salary as in effect immediately prior to the Date of Termination.

"Base Severance Payment" shall mean the sum of Base Salary and Target Annual Bonus.

"Target Annual Bonus" shall mean your target annual cash bonus pursuant to any annual bonus or incentive plan maintained by the Company Group in respect of the fiscal year in which occurs the Date of Termination.

Special Stock Option Treatment

Upon the closing of the transactions contemplated by the Merger Agreement (“Closing”, and the date upon which Closing occurs, the “Closing Date”), (i) stock options that were vested as of immediately before your date of separation (as adjusted pursuant to the terms of the Merger Agreement) shall remain exercisable for the remainder of their entire original term, and (ii) stock options that were not vested as of immediately before your date of separation (as adjusted pursuant to the terms of the Merger Agreement) shall become exercisable and remain exercisable for the remainder of their entire original term.

Special Performance-Based Restricted Stock Unit Treatment

Upon Closing, any performance-based restricted stock units you hold at that time whose performance period has not ended before Closing shall be cancelled and, within sixty (60) business days following Closing, DuPont shall provide you in complete satisfaction thereof with a lump-sum cash payment equal to (i) the number of shares of DuPont common stock subject to such performance-based restricted stock units at the greater of (i) target level of performance or (ii) actual performance as of the Closing Date (and determined without regard to any pro-ration in such number of shares based on your date of separation) multiplied by (ii) the closing trading price of a share of DuPont common stock on the trading date most recently preceding the Closing Date.

Special Restricted Stock Unit Treatment (Not Performance-Based)

Upon Closing, each restricted stock unit you hold at that time whose vesting is not performance-based shall convert into 1.282 restricted stock units in respect of shares of Diamond-Orion

Holding, Inc. or its successor (or such other number as may be the “Exchange Ratio” within the meaning of the Merger Agreement), and such restricted stock units shall be settled on their otherwise applicable terms and settlement schedule.